Exhibit 99.1

FINANCIAL CONTACT: JUSTIN STRICKLAND  803-223-6410

MEDIA CONTACT: ART SEAVER  864-679-9010

WEB SITE: www.southernfirst.com

Southern First Reports Results for Third Quarter of 2010

•        Company generates quarterly profit

•        Non-performing assets decline to 2.24%

•        Margin expansion continues

•        New transaction accounts increase 84% over same period in 2009

Greenville, SC, October 19, 2010 – Southern First Bancshares, Inc. (NASDAQ: SFST), holding company for Southern First Bank, NA (also doing business as Greenville First Bank), today announced that net income for the third quarter of 2010 was $337 thousand compared to $424 thousand for the third quarter of 2009.  Net income declined by only $87 thousand during the 2010 period despite an other-than-temporary impairment charge of $450 thousand related to an investment security and an additional expense of $190 thousand in the provision for loan losses.  Net income to the common shareholders was $5 thousand after dividends paid to the US Treasury on our preferred stock; comparatively, net income to the common shareholders for the third quarter of 2009 was $79 thousand.

Net income for the nine months ended September 30, 2010 was $450 thousand compared to net income of $1.3 million for the first nine months in 2009.  The decrease in net income during the first nine months of 2010 is primarily related to an additional expense of $2.2 million in the provision for loan losses and the $450 thousand impairment charge on an investment security, partly offset by a $1.1 million gain on sale of investments.  After the preferred stock dividend payments to the US Treasury, the net loss to the common shareholders was $555 thousand for the first nine months of 2010, compared to net income of $458 thousand during the same period in 2009.

“This was an exciting quarter for our company considering our profitable operations, declining non-performing assets, improving margins, and continued record retail deposit generation,” stated Art Seaver, the company’s CEO. “We generated profitable results even after absorbing almost $1.3 million in loan loss provision expenses and taking a $450 thousand impairment charge on an investment security.  With our margin improving to its highest level since 2008, it is clear that the company’s core earnings are improving. With the company’s non-performing asset ratio declining to 2.24%, our diligent focus on managing credit risk continues to be a distinguishing attribute for Southern First.  According to 2nd quarter FDIC data, our non-performing asset ratio is less than half of the state average as NPA’s averaged 5.33% for banks in South Carolina.”

Nonperforming assets decreased to $16.7 million or 2.24% of total assets as of September 30, 2010.  Of the $16.7 million in nonperforming assets, nonperforming loans represent $10.4 million and other real estate owned represents $6.3 million of total nonperforming assets.  During the first nine months of 2010, the company recorded $4.3 million in net charge-offs, or 1.00% on an annualized basis. On a comparative basis, the company’s 1.00% charge-off ratio represents one of the lowest ratios of banks in South Carolina and is well below the 2.76% charge-off average for South Carolina banks as reported in 2nd quarter FDIC data. During the first nine months of 2010, the company increased its provision for loan losses to $5.0 million compared to $2.8 million during the 2009 period. The company’s reserve for loan losses increased slightly to $8.4 million or 1.45% of loans at September 30, 2010. The company’s $8.4 million loan loss reserve provides over 81% coverage of non-performing loans.

Total retail deposits increased $140.4 million to $450.3 million at September 30, 2010 compared to September 30, 2009.  This increase in retail funding enabled the company to reduce its wholesale funding by over $129 million during the last twelve month period. Brokered deposits now represent only 12.4% of total funding for the bank.  “The investments in infrastructure in both our Greenville and Columbia markets have resulted in record new client relationships,” commented Seaver. “Clients continue to respond to the unique ClientFIRST level of service they find at Southern First and continue to choose Southern First as their primary bank.” During the first nine months of 2010, the company opened $62.1 million in new transaction accounts representing a 194% increase over the same period in 2009.

Net interest margin for the third quarter of 2010 improved to 3.00% from 2.79% for the three months ended June 30, 2010 and 2.84% for the twelve months ended December 31, 2009.  Despite the higher levels of liquidity, improved loan yields and lower deposit and borrowing costs have begun to develop a positive trend in the company’s net interest margin. “The improvement in our margin is a direct result of the pricing discipline on both sides of our balance sheet,” noted Seaver. “The margin momentum should continue as we have material re-pricing opportunities on over $131 million in CD’s over the next six months.”

Shareholders’ equity totaled $60.1 million as of September 30, 2010, a $126,000 decrease from the same period in 2009. With a tier 1 leverage ratio of 9.79% and total risk based capital ratio of 13.16%, the company’s capital ratios far exceed the regulatory requirements for a “well capitalized” institution.

Total assets were $743.9 million at September 30, 2010, a 1.5% increase over total assets of $732.7 million at September 30, 2009. Total loans were $571.4 million as of September 30, 2010, a 1.7% increase over loans at September 30, 2009.  Total assets increased 3.4% since December 31, 2009. The modest increase in assets during the first nine months is primarily a result of increases in cash of $20.8 million and $4.9 million in loans.  In addition, during the first nine months of 2010, our total deposits increased $48.7 million.

The Company’s book value per common share was $14.33 as of September 30, 2010, while the closing stock price on that day was $6.62 per share.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements include but are not limited to (1) statements with respect to our expectations regarding the Company’s net interest margin that are not historical facts, and (2) other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions.  Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on the company’s loan portfolio and allowance for loan losses; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in the U.S. legal and regulatory framework; and (5) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the company.  Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).  All subsequent written and oral forward-looking statements concerning the company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above.  We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

SUMMARY CONSOLIDATED FINANCIAL DATA

 Our summary consolidated financial data as of and for the three and nine months ended September 30, 2010 and 2009 has not been audited but, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009

Summary Results of Operations Data:
Interest income	$8,992	$9,115	$26,791	$27,092
Interest expense	3,761	4,165	11,882	12,762
Net interest income	5,231	4,950	14,909	14,330
Provision for loan losses	1,275	1,085	4,975	2,810

Net interest income after provision for loan losses	3,956	3,865	9,934	11,520
Noninterest income	87	533	2,243	1,466
Noninterest expense	3,596	3,865	11,715	11,258
Income (loss) before taxes	447	533	462	1,728
Income tax expense	110	109	12	461
Net income	337	424	450	1,267
Preferred stock dividend	216	218	649	512
Dividend accretion	116	127	356	297
Net income (loss) available to common shareholders	$5	$79	$(555)	$458

Per Share Data:
Net income (loss) per common share, basic	$0.00	$0.03	$(0.18)	$0.15
Net income (loss) per common share, diluted	$0.00	$0.03	$(0.18)	$0.15
Common book value per share	$14.33	$14.56	$14.33	$14.56

Weighted average common shares outstanding:
Basic	3,143	3,049	3,138	3,046
Diluted	3,144	3,110	3,138	3,070

Performance Ratios:
Return on average assets (1)	0.18%	0.23%	0.08%	0.24%
Return on average equity (1)	2.21%	2.80%	0.99%	3.07%
Net interest margin (tax-equivalent)(1)	3.00%	2.86%	2.87%	2.84%
Efficiency ratio (2)	61.69%	69.06%	70.74%	70.75%

Growth Ratios and Other Data:
Percentage change in net income (loss) available to common
shareholders from the same period of the previous year	(93.67)%	162.70%	(221.18)%	(69.10)%
Percentage change in diluted net income (loss) per common
share from the same period of the previous year	(100.00)%	175.00%	(220.00)%	(68.09)%

                                                            ______________________________

                                                                                (1)      Annualized for the three and nine month periods.

                                                                                (2)      Computed by dividing noninterest expense by the sum of net interest income, excluding real estate activity and gain on sale of investments, and noninterest income.

SUMMARY CONSOLIDATED FINANCIAL DATA, CONTINUED

	At September 30,		At December 31,
	2010	2009	2009

Summary Balance Sheet Data:
Assets	$743,888	$732,669	$719,297
Investment securities	92,124	99,658	94,633
Loans (2)	579,848	569,687	574,270
Allowance for loan losses	8,411	7,916	7,760
Deposits	542,742	494,816	494,084
Retail	450,313	309,947	346,235
Wholesale	92,429	184,869	147,849
Other borrowings	122,700	159,425	146,950
Junior subordinated debentures	13,403	13,403	13,403
Shareholders’ equity	60,106	60,232	59,841

Asset Quality Ratios:
Nonperforming loans, past due and restructured
loans to total loans (2)	1.79%	1.73%	2.04%
Nonperforming assets, past due and restructured
loans to total assets	2.24%	1.91%	2.15%
Net charge-offs year to date to average total loans (1)(2)	1.00%	0.45%	0.63%
Allowance for loan losses to nonperforming loans	81.26%	80.15%	66.09%
Allowance for loan losses to total loans (2)	1.45%	1.39%	1.35%

Capital Ratios:
Equity to assets	8.08%	8.22%	8.32%
Leverage ratio	9.79%	9.90%	10.00%
Tier 1 risk-based capital ratio	11.91%	12.10%	12.00%
Total risk-based capital ratio	13.16%	13.40%	13.30%

Growth Ratios and Other Data:
Percentage change in assets	1.53%
Percentage change in loans (2)	1.72%
Percentage change in deposits	9.69%
Percentage change in equity	(0.21)%
Loans to deposits ratio (2)	106.84%

                                                                                                 (1)  Annualized for the nine month periods.

                                                                                                 (2)  Includes nonperforming loans.